News Release:

WidePoint Reports Q3 Revenue Up 122% to $8.9 Million
with Year To Date Revenue up 149% to $25.3 Million

Mobile Telecom Segment Q3 Revenue up 51% as federal expansion continues

Washington D.C., – November 17, 2008 — WidePoint Corporation (AMEX: WYY), a leading provider of advanced information technology, identity assurance and protection, and mobile telecom expense management services (MTEM), announced today that revenue for the third quarter of 2008 increased 122% to $8,878,000 from $4,005,000 in the third quarter of 2007, and revenues for the nine month period ended September 30, 2008 totaled $25,293,000, a 149% increase versus the comparable nine month period of calendar 2007.

Third Quarter Highlights:

•	Third quarter revenue increased approximately 122% to $8.9 million.
•	Gross profit increased approximately 25% to $1.5 million.
•	MTEM segment revenue increased approximately 51% to $5.3 million from $3.5 million.
•	Revenues in the MTEM segment and the PKI segment experienced sequential revenue growth in each quarter in FY 2008.
•	MTEM segment realized the first two awards made under the GSA’s FSSI contract vehicle.
•	PKI segment successfully entered into several contract and partnering relationships for the Department of Defense (DoD) base initiative that should allow for the successful migration from pilot phase to deployment phase in FY 2009.

Three Month Results

Revenues for the three month period ended September 30, 2008 were approximately $8,878,000 as compared to approximately $4,005,000 for the three month period ended September 30, 2007.

•	MTEM segment experienced revenue growth of approximately 51% from approximately $3,500,000 for the three months ended September 30, 2007 (prior to acquisition by WidePoint), to approximately $5,284,000 for the three month period ended September 30, 2008. The company anticipates that revenues in this segment should continue to increase as federal agencies continue to adopt the company’s services under recent contract award associated with the Federal Strategic Sourcing Initiative (FSSI) by the General Services Administration (GSA). The mobile segment has experienced sequential quarterly growth in FY 2008.

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•	PKI credentialing and managed services segment experienced a decrease in comparative quarter to quarter revenues, with revenues decreasing approximately 12%, or $154,000, from $1,315,000 for the quarter ended September 30, 2007, as compared to $1,161,000 for the quarter ended September 30, 2008. The company anticipates that credential sales and managed services sales should increase in the medium to long-term time horizons as it continues to fulfill contract wins along with the expansion and adoption of the FiXs and ECA program by the DoD, the HSPD-12 program by the federal government agencies and departments, and other groups commencing the pilot programs and rollout associated with the expansion of various programs which are being mandated by the federal government. The PKI segment has experienced sequential quarterly growth in FY 2008.

•	The Consulting Services segment experienced a decrease in comparative quarter to quarter revenues with revenues decreasing approximately 10%, or $258,000, from $2,691,000 for the quarter ended September 30, 2007 to $2,433,000 for the quarter ended September 30, 2008. The company anticipates that consulting services segment revenues, while variable, will flatten and rebound with increases in federal government consulting services as it expands into new agencies and departments and as the economic environment improves.

Gross profit for the third quarter was approximately $1,496,000 or 17% of revenues, an increase of approximately $306,000 over gross profit of approximately $1,190,000 or 30% of revenues in the third quarter of 2007. Sales, general and administrative expenses for the third quarter were approximately $1,748,000 or 20% of revenues, compared to approximately $1,008,000, or 25% of revenues in the third quarter of 2007. Depreciation, interest expense and interest income for the third quarter of 2008 was approximately $83,000 as compared approximately $4,000 in the third quarter of 2007. As a result of the above, the net loss for the third quarter of 2008 was approximately $335,000 as compared to a net income of approximately $178,000 for the third quarter of 2007. Net loss for the third quarter of 2008 included approximately $354,000 in amortization, depreciation and SFAS 123(r) expense as compared to $185,000 in the third quarter of 2007.

Nine Months Results

Revenues for the nine months ended September 30, 2008 were approximately $25,293,000 as compared to approximately $10,147,000 for the nine months period ended September 30, 2007. Gross profit for the nine months period ended September 30, 2008 was approximately $4,217,000, or 17% of revenues. The net loss for the nine months period ended September 30, 2008, was approximately $1,375,000. This compared to the net loss of approximately $199,000 for the nine months ended September 30, 2007. Net loss for the nine months ending of 2008 included approximately $1,346,000 in amortization, depreciation and SFAS 123(r) expense as compared to $510,000 in the nine months ending 2007.

Steve Komar, CEO of WidePoint said, “We were pleased with the performance of our Mobile Telecom Managed Services segment, which is poised to continue its positive revenue trend for both the fourth quarter of 2008 and throughout 2009. We expect federal agencies will continue to adopt these services under the contract award associated with the FSSI by the General Services Administration. There are presently six federal agencies or departments using these managed services supported by iSYS. We believe more than 40 major federal agencies and departments can benefit from iSYS services. 14 agencies are charter members of the FSSI initiative, and are already reviewing and showing near term interest in procuring these services through the GSA Contract vehicle. On other fronts, we believe that the adoption and implementation rate of our PKI security solutions will accelerate in 2009, and that our commitment to investing in Sales & Marketing resources and infrastructure will maximize that growth potential in both revenues and margin growth.”

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WidePoint CFO Jim McCubbin said, “The third quarter of 2008 witnessed sequential quarterly revenue growth in FY 2008 for both our MTEM and PKI segments while comparatively all three of our segments experienced revenue growth for the nine months ended 2008 as compared to the same period ending 2007. Viewing our fourth quarter 2008 results so far, we anticipate our second half 2008 revenues will exceed our first half 2008 revenues, along with a leveling off of operational expenses as our investments in sales and infrastructure flattens. We continue to believe the investments we have made in our sales and infrastructure during the past two quarters of 2008 will yield a superior return on investment in FY 2009.”

WidePoint will hold a conference call with CEO Steve Komar and CFO Jim McCubbin today at 4:30 p.m. EST. The call will cover the company’s third quarter results.

To participate, call 1-800-762-8779 any time after 4:20 p.m. EST today, November 17. International callers should dial 1-480-629-9041. While in conference, if callers should experience any difficulty or require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

About WidePoint

WidePoint is a leading provider of advanced information technology products and services including identity assurance and information management and protection services, forensic informatics and wireless technology services. WidePoint has several wholly owned subsidiaries holding major contracts, Operational Research Consultants, Inc. (ORC), iSYS, LLC, Protexx, and WidePoint IL. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

An investment profile about WidePoint may be found at http://www.hawkassociates.com/profile/wyy.cfm.

For investor relations information regarding WidePoint, visit http://www.hawkassociates.com and http://www.americanmicrocaps.com, or contact Frank Hawkins, Hawk Associates, at 305-451-1888, e-mail: widepoint@hawkassociates.com. To receive notification of future releases via e-mail, subscribe at http://www.hawkassociates.com/about/alert/.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company’s periodic reports filed with the SEC. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

Consolidated Balance Sheets	September 30, 2008	December 31, 2007
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$6,995,762	$1,831,991
Accounts receivable	5,758,662	4,808,832
Prepaid expenses and other assets	223,715	328,539

Total current assets	12,978,139	6,969,362

Property and equipment, net	433,471	435,859
Goodwill	7,357,252	2,526,110
Intangibles, net	3,011,067	1,165,461
Other assets	141,688	167,164

Total assets	$23,921,617	$11,263,956

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$2,583,561	$--
Accounts payable	4,234,056	2,715,180
Accrued expenses	1,443,164	707,886
Deferred revenue	1,887,939	96,674
Short-term portion of capital lease obligation	104,598	118,246

Total current liabilities	10,253,318	3,637,986

Long-term debt, net of current portion	1,239,326	--
Capital lease obligation, net of current portion	88,801	162,976

Total liabilities	11,581,445	3,800,962

Stockholders’ equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 58,090,697
and 52,558,697 shares issued and outstanding, respectively	58,091	52,559
Stock warrants	38,666	38,666
Additional paid-in capital	67,120,386	60,873,273
Accumulated deficit	(54,876,971)	(53,501,504)

Total stockholders’ equity	12,340,172	7,462,994

Total liabilities and stockholders’ equity	$23,921,617	$11,263,956

The accompanying notes are an integral part of these consolidated statements.

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)
Revenues, net	$8,878,431	$4,005,463	$25,293,069	$10,146,942
Cost of sales (including amortization and
depreciation of $261,134, $112,749, $701,739, and
$332,867, respectively)	7,381,674	2,815,538	21,075,234	7,077,085

Gross profit	1,496,757	1,189,925	4,217,835	3,069,857
Sales and marketing	262,970	208,480	675,501	608,662
General & administrative (including SFAS123 (R) stock
compensation expense of $51,253, $31,090, $527,333,
and $117,753, respectively)	1,484,878	799,829	4,642,526	2,675,403
Depreciation expense	41,171	22,599	117,204	59,773

(Loss) Income from operations	(292,262)	159,017	(1,217,396)	(273,981)
Interest income	33,713	21,944	105,773	83,942
Interest expense	(76,019)	(2,704)	(262,146)	(8,576)
Other expense	--	--	(1,698)	--

Net (loss) income before income tax	$(334,568)	$178,257	$(1,375,467)	$(198,615)
Income tax benefit, net	--	--	--	--

Net (loss) income	$(334,568)	$178,257	$(1,375,467)	$(198,615)

Basic net (loss) income per share	$(0.006)	$0.003	$(0.024)	$(0.004)

Basic weighted average shares outstanding	58,090,697	52,558,699	56,197,675	52,348,799

Diluted net (loss) income per share	$(0.006)	$0.003	$(0.024)	$(0.004)

Diluted weighted average shares outstanding	58,090,697	57,470,064	56,197,675	52,348,799

The accompanying notes are an integral part of these consolidated statements.

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008		2007
	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(334,568)	$178,257	$(1,375,467)		$(198,615)
Adjustments to reconcile net (loss) income to
net cash provided by (used in) operating
activities:
Depreciation expense	55,421	34,241	158,085		89,318
Amortization expense	246,884	101,107	660,859		303,322
Amortization of deferred financing costs	2,143	--	6,429		--
Stock options expense	51,253	31,090	527,333		117,753
Gain on disposal of equipment	--	--	(2,378)		--
Changes in assets and liabilities
Accounts receivable	1,198,275	(869,338)	3,262,334		2,537,735
Prepaid expenses and other current assets	259,656	136,795	36,803	(1)	139,778
Other assets	6,885	(49,536)	(43,838	)(1)	(50,755)
Accounts payable and accrued expenses	870,636	24,488	1,392,750		(2,618,947)

Net cash provided by (used in)
operating activities	$2,356,585	$(412,896)	$4,622,910	(1)	$319,589

Cashflows from investing activities:
Purchase of asset/subsidiary, net of cash
acquired	(5,878)	--	(4,907,623	)(1)	--
Purchase of property and equipment	(9,948)	(6,799)	(73,534)		(135,429)
Software development costs	--	--	--		(63,809)

Net cash used in investing activities	$(15,826)	$(6,799)	$(4,981,157	)(1)	$(199,238)

Cashflows from financing activities:
Borrowings on notes payable	--	--	3,837,750		--
Principal payments on notes payable	(123,358)	--	(2,168,298)		--
Principal payments under capital lease
obligation	(29,842)	(13,019)	(87,823)		(38,172)
Costs related to registration statement	--	--	--		(29,720)
Proceeds from exercise of stock options	--	--	14,400		34,710
Proceeds from issuance of stock	--	--	4,080,000		--
Costs related to issuance of stock	--	--	(140,298)		--
Costs related to financing purchase of
subsidiary	--	--	(13,713)		--

Net cash (used in) provided by
financing activities	$(153,200)	$(13,019)	$5,522,018		$(33,182)

Net increase (decrease) in cash	$2,187,559	$(432,714)	$5,163,771		$87,169

Cash and cash equivalents, beginning of period	$4,808,203	$3,294,696	$1,831,991		$2,774,813

Cash and cash equivalents, end of period	$6,995,762	$2,861,982	$6,995,762		$2,861,982

Supplementary Information:
Promissory Note issued for iSYS acquisition	$--	$--	$2,000,000		$--
Noncash investing and financing activity -
capital leases for acquisition of
property and equipment	--	--	--		16,386
Cash paid for interest	$28,529	$2,704	$110,322		$8,576

(1)     Revised to conform with final amounts reported in Form 10-Q.

The accompanying notes are an integral part of these consolidated statements.

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